Scott Kirk

13 August 2018

Dear Scott,

In light of the prevailing market conditions, Aspen would like to recognise a small number of key employees who contribute significantly to Aspen and who play an integral role in Aspen’s future.

I am pleased to confirm that you have been selected to receive a retention award in the amount of USD $2,000,000 (the “Retention Award”), in addition to your current compensation package which will be paid to you at the time and on the terms and conditions set forth in this letter.

The Retention Award will be paid to you on January 1, 2020 provided, however, that you (i) have continued to satisfactorily perform your employment duties and (ii) remain employed with Aspen and have not resigned from your position or provided notice that you are resigning from your position prior to the payment date. We have the right to deduct or withhold, or require you to remit to us or our subsidiaries, an amount sufficient to satisfy any tax withholding requirements applicable to the Award.

You will receive this payment unless you are dismissed for Gross Misconduct (as defined in your employment agreement) prior to the payment date. Aspen will pay you the Retention Award within 45 days after such termination, provided that you have executed and returned to Aspen a severance and release agreement in the form provided to you by Aspen.

If Aspen determines that you are a Solvency II Covered Individual at the time the Retention Award is due to be paid to you, Aspen may adjust the timing of such payment to ensure Aspen meets the specific remuneration and governance requirements set out under Article 275 of the Commission Delegated Regulation (EU) 2015/35). In particular, Aspen will ensure that no less than 40% of annual variable remuneration is paid to you in the form of awards vesting over not less than three years if you are a Solvency II Covered Individual. Covered Individuals are determined annually at the sole discretion of Aspen.

Aspen’s Claw Back Policy and Malus Policy shall apply to the Retention Award. All other terms and conditions of your employment remain the same. Please sign below to acknowledge and agree the conditions of the Retention Award.

Meanwhile, I would like to take this opportunity to thank you sincerely for your considerable efforts and continued commitment to Aspen.

Yours sincerely,

/s/ Christopher O’Kane

Christopher O’Kane
Group Chief Executive Officer

By signing below, I accept the terms and conditions set forth in this letter for the Retention Award.

/s/ Scott Kirk                        August 13, 2018
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Employee Signature                    Date